Exhibit 1.2

EXHIBIT D: IRREVOCABLE INSTRUCTIONS

ProPhase Labs Inc.	January 16, 2026

EQ Shareholder Services

To the transfer agent of ProPhase Labs Inc.:

ProPhase Labs Inc. (the “Company”) has entered into a Stock Purchase Agreement dated as of January 16, 2026 (“SPA”), and issued 549,105 shares of their common stock and a Common Stock Purchase Warrant for 240,369 as the Commitment Shares (as defined in the SPA) to Generating Alpha Ltd. (the “Holder”).

EQ Shareholder Services (“Transfer Agent”) is hereby irrevocably authorized and directed to reserve a total of 789,474 shares of the Commitment Shares (as defined in the SPA), free from preemptive rights, to provide for the issuance of the Commitment Shares. The Transfer Agent shall provide the Holder any necessary information regarding the company’s outstanding, authorized, amount of shares in treasury or corporate treasury and float from time to time as requested by the Holder as permitted under applicable law and with Company authorization. All such shares in the Share Reserve shall remain in Share Reserve with the Transfer Agent until the Holder provides the Transfer Agent written instructions that the shares or any part of them shall be taken out of the Share Reserve and shall no longer be subject to the terms of these instructions.

THE PROVISIONS AND CLAUSES IN THIS EXHIBIT D: IRREVOCABLE INSTRUCTIONS SHALL SUPERSEDE, OVERRULE, ANNUL AND REPUDIATE ANY AND ALL CONFLICTING PROVISIONS IN THE APPOINTMENT FORM AND ANY AND ALL OTHER AGREEMENTS OR DOCUMENTS BETWEEN
PROPHASE LABS INC. AND EQ SHAREHOLDER SERVICES.

A copy of the SPA is attached hereto. The Transfer Agent should familiarize yourself with your issuance and delivery obligations, as Transfer Agent, contained therein. The shares to be issued are to be registered in the name of Generating Alpha Ltd. for issuance or to any other legal entity that Generating Alpha Ltd. sells or assigns their shares to.

The ability to have the Commitment Shares issued in a timely manner to the Holder’s brokerage firm is a material obligation of the Company and the Transfer Agent pursuant to the SPA. Your firm is hereby irrevocably authorized, directed and instructed to issue the Commitment Shares to the Holder’s brokerage account (without any restrictive legend) to the Holder without any further action, approval or confirmation by the Company and in three (3) business day from receipt of such written instructions by the Holder, or Exercise Notice in case the Warrant is being exercised. Upon written receipt of customary transfer agent issuance instructions within three (3) business day of your receipt from the Holder of: a request to issue the Commitment Shares to the Holder’s brokerage account (or Exercise Notice in case the Warrant is being exercised); and (B) an opinion of counsel of the Holder or the Company in form reasonably acceptable to the transfer agent, substance and scope customary for opinions of counsel in comparable transactions, to the effect that the Commitment Shares not “restricted securities” as defined in Rule 144 and should be issued to the Holder without any restrictive legend. A legal opinion is only required if there is no effective registration statement available filed with the SEC covering the Commitment Shares. If the SPA and Commitment Shares are registered with the SEC, then no legal opinion will be necessary to issue shares of Common Stock of the Company. Other than the above referenced opinion of counsel, absolutely no other additional agreements, forms, paperwork, certificates, medallion stamp guarantees, documentation or information (“Additional documents”) of any kind shall be required by the Transfer Agent to have the shares issued to the Investor and both the Company and Transfer Agent agree to waive these Additional Documents, except as required by applicable law. If the Company’s current transfer agent fails to comply with any of the provisions in this Agreement, the Investor shall have the absolute right at their sole discretion to require the Company to change to another transfer agent, chosen by the Investor and then terminate the current transfer agent. Failure by the Company to change their transfer agent pursuant as required by the Investor within thirty days of such notice by Investor shall result in a fine of $1,000 per day paid by the Company to the Investor until the Company has switched transfer agents. The Company understands and agrees that it shall not be allowed to put a stop transfer on any shares being sent to the Holder or its assigns. The Transfer Agent must issue the Commitment Shares to the Holder’s brokerage account, pursuant to this letter, despite any threatened or ongoing dispute between the Company and Holder, unless the Company provides a certified copy of a valid court order prohibiting such issuance prior to the deadline for the respective conversion.

The Company hereby requests that your firm act within three (3) business days upon receipt of customary transfer agent issuance instructions with respect to the issuance of Commitment Shares pursuant to any issuance notices or exercise notices received from the Holder.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein to the extent permitted by applicable law, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Board of Directors of the Company has approved the foregoing irrevocable instructions and does hereby extend the Company’s irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth. Company hereby confirms to you that no instruction other than as contemplated herein will be given to you by Company with respect to the matters referenced herein. Company hereby authorizes you, and you shall be obligated, to disregard any contrary instruction received by or on behalf of Company or any other person purporting to represent Company. At your sole discretion, you are also authorized to release any information you deem necessary towards the processing, clearing, and settlement of the shares arising from this reservation.

The Company shall cover the expense of all issuances of stock to the Holder. The Transfer Agent will not delay in processing any Issuance Notices owing to the fact the Company is in arrears of its fees and other monies owed to the Transfer Agent, provided that the Holder agrees that each such time an issuance notice is delivered to your firm, and the Company is in arrears or has otherwise been placed on financial hold, the Company authorizes the Transfer Agent to notify the Holder that the Company is currently on financial hold and the Holder agrees to pay the amount owed to the Transfer Agent which the Transfer Agent shall accept to cover the cost of processing the issuance notice. The Company shall compensate the Holder for all such payments made by the Holder to the Transfer Agent by issuing the Holder stock under the Puts, where the proceeds shall be retained by the Holder to fully cover the value of the amount that the Holder paid to the Transfer agent plus fifteen percent.

The Company shall not be allowed to change Transfer Agents or terminate the Transfer Agent until all of the Commitment Shares have been transferred to the Holder’s brokerage account. In the event that the Company violates this Agreement by changing Transfer Agents, the Company will owe to Holder Two Thousand Dollars ($2,000) per day until these Irrevocable Instructions is signed by the Company’s new transfer agent which shall be an agreed upon fee and not a penalty because damages from the inability to have shares issued are difficult if not impossible to calculate, the Company will agree to pay any other legal fees incurred by the Holder in dealing with this Event of Default. The Company agrees that in the event that the Transfer Agent resigns as the Company’s transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions within five (5) business days.

As the owner of the Commitment Shares, the Holder shall have the full control and discretion to transfer and assign all rights, protections, Share Reserve and privileges of this agreement to any party that the Holder either sells, assigns or transfers the Commitment Shares without any approval or confirmation by the Company or the Transfer Agent and without any medallion stamp guarantee. To further clarify, if the Holder sells, assigns or transfers the Commitment Shares to XYZ Fund, LLC, then XYZ, LLC shall now be the Holder under this Transfer Agent Agreement, without any new Transfer Agent Agreement needing to be signed by the Transfer Agent, the Company or any other party and without the need for a medallion stamp guarantee. The Transfer Agent is also authorized to, without any additional confirmation from the Company, release any information you deem necessary towards the processing, clearing and settlement of the shares arising from this reservation, as well as effectuate a transfer of all or a portion of the shares of common stock reserve hereunder to nay third party if direct to do so by the Holder.

The Holder is intended to be and are third party beneficiaries hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Holder.

ProPhase Labs Inc.

Name:	Ted Karkus
Title:	Chief Executive Officer

Accepted and Agreed:

Transfer Agent:

EQ Shareholder Services

By:
Name:
Title:

Investor:

Generating Alpha Ltd.

By:
Name:	Maria Cano
Title:	Director

Signature Page to Exhibit D